Exhibit 10.1

SENIOR LOAN AGREEMENT

BETWEEN

DEG - DEUTSCHE INVESTITIONS-

UND ENTWICKLUNGSGESELLSCHAFT MBH

(hereinafter "DEG")

and

SHANGHAI BLESSFORD ALLOY CO., LTD.

(hereinafter the "BORROWER")

Schedules

1.	Definitions

2.	Project Description

3.	Call Notice

4.	Form of Letter to Auditors

5.	Form of Certificate of Incumbency and Authority

6.	Form of Letter to Process Agent

7.	Excluded Activities

8.	List of applicable IFC Performance Standards and World Bank Group EHS Guidelines

LOAN AGREEMENT

The BORROWER is a limited liability company incorporated and existing under the laws of the People’s Republic of China (Reg. No. 0792698) having its registered office at 123 Laodong Lu, 201809 Shanghai, People’s Republic of China.

The BORROWER intends to expand its business activities by installing and commissioning of a cold rolling mill and annealing Furnaces which requires an investment of approximately USD 29,200,000.

DEG is a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg.- No. HRB 1005, AG Köln) having its registered office at Köln, Federal Republic of Germany.

At the BORROWER´s request, DEG intends to participate in the financing of the Project by means of a long-term loan. Therefore, the BORROWER and DEG enter into the following Agreement:

Article 1
DEFINITIONS AND INTERPRETATION

1.	In the context of this Agreement all capitalised terms shall have the meanings as set out in Schedule 1.

2.	Unless otherwise set forth, any reference to an Article or a Schedule is a reference to that Article or Schedule of this Agreement.

3.	The singular includes the plural and vice versa.

Article 2
LOAN AMOUNT AND LOAN PURPOSE

1.
DEG undertakes to lend the BORROWER an amount of up to USD 18,000,000 (in words: eighteen million United States Dollars) and the BORROWER accepts the Loan in accordance with the terms and conditions of this Agreement.

2.	The BORROWER shall apply the Loan exclusively to finance the Project in accordance with the Project Description as set out in Schedule 2.

Article 3
CALL NOTICE AND DISBURSEMENT PROCEDURE

1.
The Loan will be disbursed in the maximum number of three instalments of at least USD 5,000,000 (in words: five million Unites States Dollars) each (other than the last disbursement) according to the Project's requirements upon the receipt of a call notice by DEG.

2.	A call notice shall only be valid if

a)	all conditions precedent pursuant to Article 4 have been fulfilled,

b)	it is in the form of Schedule 3,

c)	it is received by DEG at least 10 Business Days prior to the requested date of disbursement.

3.
Upon each disbursement the BORROWER shall – if necessary - register the transfer of funds promptly with the relevant authorities and shall send DEG a confirmation of receipt together with copies of the registration and the bank statement showing the date and amount of the Loan received.

4.
DEG may suspend or terminate the right of the BORROWER to disbursements of the Loan if the first disbursement has not been made by 01 February 2010. The right of the BORROWER to disbursements of the Loan will terminate on 31 December 2010.

Article 4
CONDITIONS PRECEDENT TO DISBURSEMENT

DEG shall be obliged to disburse the Loan in accordance with Article 3 (Call Notice and Disbursement Procedure) only if

1.	the total financing of the Project according to the Project Description (Schedule 2) has been secured, in particular

a)	the BORROWER's share capital has been paid in full; and

b)	the Co-Lenders’ Loan Agreements have been committed to the satisfaction of DEG and DEG's Co-Lenders have confirmed their willingness to disburse pro rata and pari passu with DEG;

2.	the Finance Agreements and the Project Documents are in place, in form and substance satisfactory to DEG and shall have become unconditional and effective;

3.	all Authorisations shall have been obtained;

4.	the Security has been perfected and DEG has been supplied with documentary evidence thereof;

5.	a lawyer in the People’s Republic of China appointed by DEG has rendered a legal opinion to DEG's satisfaction on the following points:

a)	the legal validity of the BORROWER's establishment as a limited liability company,

b)	the legal validity of all provisions of this Agreement, its enforceability in the People’s Republic of China, and its admissibility as evidence; in particular the validity of Article 21 (10),

c)	the legal validity and enforceability of the Finance Agreements and the Project Documents,

d)	the existence or procurement of all Authorisations,

e)	the perfection and enforceability of the Security,

f)	unencumbered title of the BORROWER to its fixed assets and the possibility to create/register a charge in favour of DEG if and when required,

g)	any priority or privilege that any creditor may have by operation of law,

h)	the validity of the nomination of DEG as sole beneficiary/loss payee of the insurance claims to DEG according to Article 13 (Insurance),

i)	any other legal requirement for the implementation of the Project and any other point which DEG may reasonably request;

6.	evidence has been submitted to DEG of the BORROWER's compliance with its obligations under Article 13 (Insurance);

7.	evidence has been submitted to DEG of the BORROWER’s compliance with its obligations under Article 15 (Environmental Social & Health Compliance);

8.
the BORROWER is in compliance with Article 14 (Reporting), those reports specified in Article 14 (1), which are due at the time of disbursement, as well as the Auditors acceptance of being appointed and authorised to communicate directly with DEG (Schedule 4), have been received by DEG;

9.	DEG has received financial statements of the BORROWER for the quarter dated 31.December 2009;

10.	DEG has received satisfactory consolidated financial statements of the SPONSOR for the second quarter of the Financial Year 2009/2010;

11.
evidence in writing has been submitted to DEG of the consent of the person authorised to receive service in accordance with Article 20 (3) and Schedule 6 (Form of Letter to the Process Agent) and DEG has received evidence of the payment of the fees to be paid to such process agent;

12.	DEG has received the Certificate of Incumbency in the form of Schedule 5 as well as (certified) copies of the identity cards of the persons authorized thereunder;

13.	all fees, costs and expenses due according to Article 6 (Fees) and Article 19 (Costs and Expenses) have been paid; and

14.	no Event of Default has occurred or is threatening to occur.

Article 5
INTEREST

1.
The BORROWER shall pay interest on the disbursed amount of the Loan at the six months USD LIBOR rate plus 4.5 % p.a. (in words: four point five per cent per annum). In respect of the first Interest Period for the first disbursement, such USD LIBOR rate shall apply, the period of which is closest in length to the duration of such Interest Period; in case the two periods differ equally from the Interest Period, the rate for the longer period shall apply. The USD LIBOR rate so determined shall similarly apply to any further disbursement until the end of the first Interest Period. For all disbursements after the first Interest Period such USD LIBOR rate shall apply which is determined at the beginning of the respective Interest Period.

2.
On each Interest Determination Date, DEG shall fix the applicable interest rate with reference to the respective interest rate applicable to the respective Interest Period rounded to 5 (five) decimal places quoted on Reuters' Screen LIBOR 01 Page at 11:00 a.m. London time. DEG shall promptly inform the BORROWER of the applicable interest rate. The interest rate thus established shall be binding on the BORROWER except in the event of manifest calculation or communication error.

3.
If the respective LIBOR rates are not published on any Interest Determination Date, DEG shall inform the BORROWER promptly thereof and shall fix the interest rate with reference to interest rates quoted by three leading commercial banks active in the interbank market for United States Dollars in London selected by DEG after consultation with the BORROWER.

4.	Interest is calculated from the date disbursements are debited until the day immediately before repayments are credited to DEG's account.

5.	Interest is payable semi-annually in arrears on each Payment Date. Interest payable in respect of each calendar day shall be calculated by dividing annual interest due by 360.

Article 6
FEES

1.	The BORROWER shall pay a commitment fee on undisbursed Loan amounts of 1 % p.a. (one per cent per annum), from the date of this Agreement.

The provisions of Article 5 (4) and (5) shall apply accordingly.

2.
The BORROWER shall pay a front-end-fee of USD 270,000 (in words: two hundred seventy thousand United States Dollars). A non-refundable amount of USD 35,000 (in words: thirty five thousand United States Dollars) has already been paid. The outstanding amount of USD 235,000 (in words: two hundred thirty five thousand United States Dollars) is payable within 30 days of the date of this Agreement but in any event prior to the first disbursement of the Loan.

3.
In the event that DEG should demand immediate repayment of the Loan pursuant to Article 18, DEG may demand from the BORROWER 1% (in words: one per cent) of the amount to be repaid, as compensation for all costs and expenses which DEG has incurred in connection with such repayment. The BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

4.	The BORROWER shall pay a waiver-fee in the amount of USD 5,000 (in words: five thousand United States Dollars) per each waiver request and per each waiver granted by DEG.

Article 7
REPAYMENT

1.	The BORROWER shall repay the Loan as follows:

Payment Dates	Repayment Instalments in USD
15 December 2011	1,800,000
15 June 2012	1,800,000
15 December 2012	1,800,000
15 June 2013	1,800,000
15 December 2013	1,800,000
15 June 2014	1,800,000
15 December 2014	1,800,000
15 June 2015	1,800,000
15 December 2015	1,800,000
15 June 2016	1,800,000

2.	Undisbursed Loan amounts shall be set off against the Repayment Instalments in inverse order of their maturity.

Article 8
PREPAYMENT

1.
The BORROWER may prepay the whole or any part of the Loan amount on any Payment Date by giving not less than one month’s prior written notice to DEG. The prepaid amount shall be an amount of not less than one Repayment Instalment or a multiple thereof.

2.	Any notice of prepayment shall be irrevocable and shall specify the Payment Date upon which the prepayment is to be made and the amount of such prepayment.

3.
The BORROWER shall repay the indicated amount of the Loan and all accrued interest and any other fees and/or payments outstanding on the principal amount to be prepaid on the Payment Date following the notice under Article 8 (1).

4.
Repaid amounts under Article 8 (3) shall be set off against the Repayment Instalments in inverse order of maturity. The BORROWER may not request disbursements of any part of the amounts prepaid under this Agreement.

Article 9
PAYMENTS

1.
Payment obligations of the BORROWER pursuant to this Agreement will be satisfied only if and in so far as, after deduction of all costs and expenses, the respective amount is credited in United States Dollars by no later than 11:00 a.m. EST on its due date to DEG's bank account (Citibank New York, 3849-2573, swift code: CITI US 33 / ABA 02 10000 89 [Chips 0008]), or such other account notified to the BORROWER not later than 7 days prior to the respective obligation falling due.

2.
The set off of counterclaims against DEG's claims arising under this Agreement and the BORROWER's right to withhold payments is not permitted. This shall not apply to the set off of the BORROWER's claims that are undisputed or that have been adjudicated upon by way of a final and binding judgement against DEG.

3.
To the extent that any payment by the BORROWER is not sufficient to meet all due obligations, such payment shall be applied first against costs and expenses, then against interest and finally against principal amounts of the Loan outstanding.

4.
Should the BORROWER be compelled by legal regulation to make lesser payments than are due or payments in a currency other than that contracted, it shall be obliged to increase the payment to be made to DEG until the contracted sum has been reached and, in the case of payment in a currency not specified in this Agreement, shall be obliged to pay the difference between the contracted amount and the equivalent in USD of the amount paid converted at the same time.

5.
All payments to be made by the BORROWER to DEG pursuant to this Agreement shall be made free and clear of and without deduction or retention of any present or future tax liabilities, charges or official payments whatsoever, except where such deduction or retention is prescribed by law, in which case the sum payable by the BORROWER in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, DEG receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

Article 10
DELAYED PAYMENTS

1.
If payments (other than those referred to in Article 10 (2)) are not made on their due date, additional interest of 2 % p.a. (in words: two per cent per annum) to the applicable interest hereunder, calculated from the due date to the actual date of payment, shall be payable. The additional interest shall be paid on the next following Payment Date.

2.
In the event that interest or fees due to DEG are not paid when due, the BORROWER shall pay to DEG damages in respect of all overdue amounts for the period from the due date thereof until the date on which the respective overdue amount has been received by DEG, calculated at the same rate as stipulated in Article 10 (1) above, provided that the BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

3.
The provisions of Article 5 (4) and (5) shall be applied accordingly to the calculation of interest and penalty payments in accordance with this Article. Article 18 and any claims for damages remain unaffected by the above.

Article 11
NEGATIVE PLEDGE

1.	The BORROWER confirms that its assets are not encumbered by any mortgage, charge, pledge, right of retention or set off or any other priority or security right or interest.

2.	The BORROWER shall not encumber its assets or any part thereof without DEG's prior written consent.

3.
At DEG’s request, the BORROWER shall at any time during the term of this Agreement create and register in favour of DEG security(ies) over each of its assets as DEG may specify to cover upon enforcement the balance of the Loan then outstanding plus interest and other payment obligations due under this Agreement.

Article 12
SECURITY

1.	In order to secure the Loan, interest and other payment obligations arising under this Agreement, thereby including existing and future claims of DEG, the BORROWER shall:

a)	create and register a first ranking mortgage in an amount of USD 28,800,000 (in words: twenty eight million eight hundred thousand United States Dollars);

b)	undertakes to provide a First Demand Payment Guarantee from the Sponsor;

2.
If DEG is of the opinion that at any time during the term of this Agreement, the Security has become inadequate to cover the balance of the Loan then outstanding, DEG will be entitled to request from the BORROWER such additional security as may be acceptable to DEG to cover such deficiency.

Article 13
INSURANCE

1.	The BORROWER undertakes

a)	to insure and to keep insured adequately and in compliance with sound business practice its present and future property, assets and business with insurers acceptable to DEG;

b)	to nominate DEG as beneficiary loss payee in the insurance policies, other than policies for third party liability insurance;

c)	to ensure that all premiums are paid on time and other obligations of the BORROWER under the insurance policies are duly complied with.

2.
DEG will not withhold its consent to the application of insurance proceeds up to an aggregate of EUR 250.000 (or its equivalent) made in compensation of loss or damage to the assets charged/encumbered in favour of DEG, to repair or replace those assets, and DEG will release such payments accordingly.

3.
DEG shall be entitled, at the BORROWER's expense, to take all measures necessary to ensure the insurance cover set out in Article 13 (1) if the BORROWER does not fulfil its obligations as set out therein.

4.
The BORROWER shall provide DEG with copies of any new or renewed insurance policy within two weeks of the effective date, and, within 60 days of the end of each Financial Year, with confirmation of each insurer or an independent insurance broker that the BORROWER is in compliance with its obligations under this Article.

Article 14
REPORTING

1.
The BORROWER undertakes to maintain adequate financial and cost accounting and control and reporting systems for the Project and the BORROWER’s operations in the English language and to submit the following reports to DEG in the English language:

a)
as soon as possible, but in any event not later than six months after the end of each Financial Year, annual accounts (balance sheet, profit and loss statement, statement of changes in the financial positions, notes to the financial statements) which are prepared in accordance with IAS or accounting principles generally accepted in the United States of America applied on a consistent basis, and which have been examined and audited by the Auditors in accordance with auditing standards generally accepted by international accounting firms;

b)	promptly after the end of project implementation, a completion report including;

c)
as soon as possible, but in no event later than six months after the end of each Financial Year, the annual Management Letter and a confirmation from the Auditors that the BORROWER is in compliance with its obligations set out in Article 17 (1)(e);

d)	quarterly unaudited interim results (balance sheet and profit and loss statement) as well as additional data as requested by DEG within sixty days of the end of the reporting period;

e)	at least 30 days before the start of each Financial Year, a running annual business plan including a detailed investment budget and forecast accounts for the following Financial Year;

f)
as soon as possible, but in any event not later than six months after the end of each Financial Year, an annual monitoring report by the BORROWER on its operations addressing the topics of sponsors and shareholding, country conditions and government policy, management and technology, corporate strategy, market, operating performance and financial condition.

g)	annually and not later than six months after the end of each Financial Year with the Annual Environmental and Social Monitoring Report on the BORROWER’s compliance with Article [ 14].

In case the Annual Environmental and Social Monitoring Report is not delivered to DEG when due or is not satisfactory to DEG, DEG may take measures to ob-tain an Annual Environmental and Social Monitoring Report. This report may, at the choice of DEG, be issued by an external social and environmental advisor or DEG’s internal social and environmental department. In any event the BORROWER shall reimburse DEG for all costs incurred in connection with the exercise of such right under this Article.

DEG may request reasonable variations in the frequency and content of such reports if the BORROWER's business performs unsatisfactorily.

2.	The BORROWER shall authorise the Auditors, in the form of Schedule 4, to provide DEG directly with information on the BORROWER’s commercial and financial position.

3.
The BORROWER shall notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the commercial or financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default.

4.
The BORROWER shall notify DEG promptly of any event having a direct or potential material adverse effect on environmental, occupational health & safety or labour issues, adjacent populations or that has attracted the adverse attention of outside parties, created adverse press reports or created potential liabilities, including any Environmental and Social Claim as well as any measures taken to mitigate or remedy the effects or cause of such event.

5.
In addition to DEG´s right according to Article 17 (1)(c) DEG shall have the right to examine the BORROWER´s utilisation of the Loan and its performance under this Agreement after having received the completion report referred to in Article 14 (1)(c).

6.
The BORROWER undertakes to promptly inform DEG of all amendments to its statutes, memorandum. articles which the law stipulates must be published, as well as all transactions which would entail a change in ownership relating to [10] % or more of its share capital or a change in its control, either directly or indirectly.

Article 15
ENVIRONMENTAL SOCIAL & HEALTH COMPLIANCE

1.
The BORROWER undertakes to ensure that it diligently designs, constructs, operates, maintains and monitors all of its plants, sites and equipment in a safe, efficient and business-like manner and shall at all times comply with

a)	all environmental, labour and other social laws (including international treaty obligations) applicable in any jurisdiction in which the BORROWER or any member of the Group conducts business,

b)
any environmental and social permit, license, consent, approval and other authorisation necessary for the BORROWER or any member of the Group to conduct its business and to ensure that all such authorisations and approvals are valid, and

c)
the DEG Environmental and Social Standards, which materially encompass the IFC Performance Standards and the relevant local guidelines, and the terms and standards as set out in any ILO convention signed and ratified by the Country, as well as ILO Core Labour Standards as set out in ILO Declaration on Fundamental Principles and Rights at Work from 1998 and the Basic Terms and Conditions of Employment, and

d)	the terms and standards as set out in any United Nations treaty, convention or covenant on human rights signed and ratified by the Country(ies) the BORROWER operates in.

2.	The BORROWER shall not (and the BORROWER shall ensure that no other member of the Group will) perform any of the excluded activities as listed in Schedule X (Excluded Activities).

3.	The BORROWER shall implement, maintain and continuously improve:

a)	an Environmental and Management System according to the principles of ISO 14001 or equivalent industry standard until 31st June 2012,

b)	an Occupational Health and Safety Management System according to the princi-ples of OHSAS 18001 or equivalent industry standard until 31st June 2012,

c)	a Social Management System according to the principles of SA 8000 or equiva-lent standard until 31st June 2012.

d)	Implementation of corrective actions as recommended within the STR reports.

4.	The BORROWER shall

a)	appoint a member of the senior management to be responsible for environmental and social issues; and

b)	suitably train an environmental and / or a social manager.

Article 16
REPRESENTATIONS AND WARRANTIES

1.	The BORROWER hereby represents and warrants to DEG that at the time of execution of this Agreement:

a)
the Shareholder is the legal and beneficial owner of 100 % of the issued share capital of the BORROWER and no other person has any actual or contingent right or option to subscribe for, purchase, otherwise acquire or require the transfer of any share (or any other interest in the share capital of the BORROWER) or any other commitment or claim of any nature in relation to any share (or any other interest in the share capital of the BORROWER); to the best of its knowledge and belief, and after making due enquiry, no material fund invested in the BORROWER’s issued share capital or used for the financing of the Project is of illicit origin nor related to drug trafficking, corruption, bribery, organised crime or terrorism and the BORROWER furthermore warrants to promptly inform DEG, if the BORROWER should at any time be informed of an illicit origin of any such fund;

b)
it is a company duly incorporated and validly existing under the laws of the People’s Republic of China and has the corporate power to conduct its business as presently conducted and as proposed to be conducted and to enter into this Agreement;

c)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of the Finance Agreements and the Project Documents to which it is a party and the transactions contemplated by those documents;

d)
the BORROWER's audited financial statements (balance sheet, profit and loss account, management report) as per 31st December, 2008 and unaudited financial statements as per 31st December 2009 are true and correct at the relevant dates and for the respective period covered and have been prepared in conformity with accounting principles generally accepted in United States of America; since the date of the latest of its financial statements, the BORROWER has not suffered any material adverse change in its business prospects nor, since such date has the BORROWER incurred any substantial or unusual loss or liability;

e)	all tax returns and reports of the BORROWER have been filed as required by law and all fees and other governmental charges payable by the BORROWER have been duly paid;

f)
the BORROWER is not engaged in or threatened by any litigation, the outcome of which might adversely affect its financial position or the implementation of the Project and the BORROWER is not in violation of any statute or regulation of any governmental authority;

g)
the BORROWER has good title to all premises at which its business is carried on and has the right to all concessions, trade names, trade marks, patents and licence agreements necessary for the conduct of its business as now conducted and as intended to be conducted;

h)	the BORROWER is not in breach of any agreement;

i)
neither the conclusion of this Agreement nor the compliance with its terms will conflict with the terms of or require any consent under, any agreement or arrangement to which the BORROWER is a party or violate any of the terms of  the BORROWER's constitutional documents and

j)
neither the BORROWER, nor the Shareholder,  nor any affiliates, nor any person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.

2.
The rights and remedies of DEG in relation to any misrepresentation or breach of warranty on the part of the BORROWER shall not be prejudiced by any investigation by or on behalf of DEG into the affairs of the BORROWER.

3.
Each of the representations set out in this Article 16 is made on the date of this Agreement, shall survive the execution hereof and the making of each disbursement hereunder and shall be deemed to be repeated, by reference to the then existing circumstances, by the BORROWER on each day so long as any amount is or may be outstanding hereunder.

Article 17
GENERAL COVENANTS

1.	Unless DEG otherwise agrees the BORROWER shall:

a)
implement the Project and conduct its business activities in accordance with generally accepted principles of care, prudence and commercial practice as well as in conformity with sound engineering and technical practices and standards;

b)	obtain and maintain in full force and effect and comply with the terms of all necessary Authorisations;

c)
permit DEG's authorised representatives access to its business and works premises at any time during normal working hours upon reasonable notice, as well as to inspect and examine its financial records and all documents related to the Project if the BORROWER does not comply with any obligation under this Agreement or if DEG has reasonable grounds to believe that the performance of the BORROWER`s obligations pursuant to this Agreement is endangered; in such event the BORROWER shall reimburse DEG for all costs incurred in connection with the exercise of such inspection right (business class air fares and reasonable accommodation expenses for up to 5 days);

d)	ensure that DEG’s claims under this Agreement are always serviced and secured at least equally with those of other long-term lenders and not prepay other loans;

e)	maintain at all times the following financial ratios:

-   Equity Ratio: not less than 40%

-   Current Ratio: not less than 1.2

-   Debt Service Coverage Ratio: not less than 1.2

-   Interest Bearing Debt / EBITDA not more than 3 times from 2012

-   Equity / Fixed Assets minimum 130%

f)
notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the commercial or financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default;

2.	Unless DEG otherwise agrees the BORROWER shall not

a)
change its purpose or its constitutional documents in a way which is inconsistent with this Agreement, nor merge or liquidate, nor acquire or dispose of shares in other companies exceeding 15% (in words: fifteen per cent);

b)	sell, transfer or otherwise dispose its fixed assets;

c)
assume liabilities, including contingent liabilities, other than as may be provided for in the Project Description, exceeding the aggregate of more than USD 20,000,000 (in words: twenty million United States Dollars) or the equivalent in RMB thereof;

d)	violate, amend or terminate the Finance Agreements and Project Documents nor provide any grounds for the termination thereof;

e)	enter into or continue business relations with its shareholders, employees and associated companies except on proper commercial terms negotiated at arms’ length;

f)
enter into or continue business relationships with specially designated nationals and blocked persons or entities maintained on the relevant lists by the European Union or Germany in relation to embargoes or the fight against terrorism;

g)	make any dividend or other capital distribution or payment on or in respect of any shareholder loan or advance as long as an Event of Default is subsisting or is threatening to occur;

h)	enter into any partnership, profit-sharing or other similar arrangement whereby the BORROWER´s income or profit can be shared with any other person;

i)
engage in (and shall not authorize or permit any affiliate or any other person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.  The BORROWER further covenants that should DEG notify the BORROWER of its concerns that there has been a violation of the provisions of this Article or of any Article of this Agreement, it shall cooperate in good faith with DEG and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from DEG, and shall furnish documentary support for such response upon DEG's request.

Article 18
EVENTS OF DEFAULT

1.	Any of the following shall constitute an Event of Default:

a)	the BORROWER fails to pay any amount due under this Agreement or under any other agreement between the BORROWER and DEG;

b)
the BORROWER is in default in the due performance of any of its other obligations under this Agreement and such default remains unremedied for 30 days after written notice thereof has been given to the BORROWER by DEG;

c)
the BORROWER is in payment default in respect of any amount, in any currency, under any agreement with any party other than DEG or any of the BORROWER’s lenders declares a loan to the BORROWER immediately due and payable;

d)
the loan agreement between Raiffeisen and Shanghai Tourong is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default or the collateral on the land use rights on the leased land of the BORROWER is threatened to be enforced or the lease contract between Shanghai Tuorong and the BORROWER is threatened to be changed or terminated;

d)
any representation or statement made or confirmed by the BORROWER or any Shareholder or Sponsor in or in connection with the Finance Agreements or Project Documents or any other document delivered by or on behalf of the BORROWER (including any call for disbursement) shall be found to have been incorrect or misleading in any material respect;

e)
any insolvency, bankruptcy, liquidation, winding-up, receivership, execution, sequestration or similar process is initiated or enforced against the BORROWER or any Shareholder or Sponsor or a substantial part of its assets;

f)
any government or governmental authority shall have condemned, nationalised, assumed custody or control or otherwise expropriated all or any substantial part of the assets of the BORROWER or of its share capital or shall have taken any similar action that would prevent the BORROWER from carrying on its business;

g)	a Change of Control in the Borrower;

h)
the value or the enforceability of the Security is or is threatened to be materially affected and this has not been remedied according to Article 12 (z) within a period of two months after written demand by DEG;

i)
any of the Finance Agreements, Project Documents and/or Authorizations have been found to be invalid or unenforceable or have been amended, terminated and/or violated without DEG’s prior written consent;

j)
any event occurs or circumstance arises or threatens to arise which, in the reasonable opinion of DEG, is likely to have a material adverse effect on the implementation of the Project, the conduct of the BORROWER’s business, or the performance of the BORROWER’s obligations under this Agreement or which restricts DEG’s rights under this Agreement.

2.
On and at any time after the occurrence of an Event of Default, DEG shall be entitled to cancel the total outstanding commitment of the Loan and/or to demand immediate repayment of the Loan or any part thereof together with accrued interest and other sums due by the BORROWER under this Agreement and/or to terminate this Agreement promptly.

Article 19
COSTS AND EXPENSES

1.
The BORROWER shall bear all costs, taxes, fees and other charges and expenses incurred in connection with the execution and implementation of this Agreement, including (without limitation) those with respect to

a)	all payments to be made under this Agreement;

b)	the issuance of the legal opinion in accordance with Article 4 (6);

c)	the creation, registration, enforcement and, if necessary, the cancellation of the Security; and

d)	the pursuance and enforcement of rights in connection with this Agreement.

2.	DEG shall have the right to pay any amount referred to in Article 19 (1) on behalf of the BORROWER. The expenses so paid by DEG shall be immediately reimbursed by the BORROWER upon demand by DEG.

Article 20
GOVERNING LAW AND JURISDICTION

1.
This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. If the English term and its legal meaning differs from the German term and its legal meaning in this Agreement, the German term and its legal meaning shall prevail.

2.
All legal disputes arising out of or in connection with this Agreement (including all legal dispute concerning the existence, validity, termination or consequence of invalidity of any Finance Agreements and Project Documents) shall be heard and finally settled by an arbitration panel established in accordance with the arbitration rules of the International Chamber of Commerce, Paris; the arbitration award rendered by such arbitration panel shall be final and binding upon the parties. The seat of the arbitration shall be Cologne and the language of the proceedings shall be English.

3.
The BORROWER appoints FIDEUROP GmbH , Westhafen Tower, Westhafenplatz 1, 60327 Frankfurt a.M., Germany, Telefax: +49-69-756095-512  as its authorised recipient, which in this capacity shall be the recipient of all documents relating to any legal disputes or other legal proceedings arising from or in connection with this Agreement or any amendment thereof, in accordance with Schedule 6 (Form of Letter to the Process Agent). As long as this Agreement remains in force and any obligation pursuant hereto remains outstanding, the BORROWER shall maintain a duly appointed recipient for the receipt of service within the Federal Republic of Germany and shall notify DEG of the name and address thereof.

Article 21
MISCELLANEOUS

1.	All communications in connection with this Agreement shall be sent in writing in the English language to the parties at the following address or telefax number:

For the BORROWER:

Shanghai Blessford Alloy Co., Ltd.
123 Laodong Lu
201809 Shanghai
People’s Republic of China
Telefax: +86-21-5994-0382

For DEG:

DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Federal Republic of Germany
Telefax: + 49-221- 4986-1290

Each party undertakes to notify the other party of any change of address.

2.
The BORROWER will provide DEG with certified copies and, if requested by DEG, certified translations into the English language of all Authorisations and any other documents to be submitted according to this Agreement.

3.	All Schedules annexed hereto form an integral part of this Agreement.

4.	Any right or obligation under this Agreement may be transferred, provided, however, that any transfer by the BORROWER is subject to the prior written consent of DEG.

5.	a)
The BORROWER is aware that DEG is a wholly-owned subsidiary of Kreditanstalt für Wiederaufbau (“KfW“) and a member of the KfW Bankengruppe. The members of the KfW Bankengruppe are KfW, DEG, FuB - Finanzierungs- und Beratungsgesellschaft mbH, Berlin and such further entities as listed on the website of the KfW Bankengruppe (www.kfw.de).

b)
DEG shall be entitled to disclose confidential information (e.g. any data as to legal status, business and financial condition, privacy data, etc.) it receives in connection with this financing to any member of the KfW Bankengruppe at any given date. Since within the KfW Bankengruppe a central corporate risk management and a standardised controlling will be performed, it may be necessary to forward special client data and/or documents within KfW Bankengruppe. This client data and/or documents include:

•	data provided by the client;

•	documents and data developed by DEG relating to the client.

The client data and/or documents will be forwarded exclusively to members of the KfW Bankengruppe and will not be made available to any person outside the KfW Bankengruppe. All members of the KfW Bankengruppe will treat any client data forwarded to them in compliance with the legal provisions as prescribed by the Federal Data Protection Law (“Bundesdatenschutzgesetz”) and the rules on banking secrecy.

c)
With reference to the above information under a) and b) the BORROWER hereby agrees to the transfer of client data within the KfW Bankengruppe for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly release DEG from banking secrecy rules, the provisions of the Federal Data Protection Law (“Bundesdatensschutzgesetz”) and any separately concluded confidentiality agreement.

d)
If an entity ceases to be a member of the KfW Bankengruppe, DEG shall no longer be entitled to disclose information to the relative entity. The relative entity shall destroy or return the information disclosed to it.

e)	The disclosure by DEG may also be required or requested in order to fulfil legal, judicial or regulatory requirements. The BORROWER consents to any such disclosure.

6.	Any modification or amendment to this Agreement, including this provision, must be in writing.

7.	Should any provision of this Agreement be or become invalid or unenforceable for any reason, the validity of the remaining provisions shall not thereby be affected.

8.	In the event that any party does not exercise any right to which it is entitled under this Agreement, such omission shall not be considered to constitute a waiver of such right.

9.	This Agreement shall be effective upon the date of the last signature and shall remain effective as long as any amount is due to DEG.

10.	The limitation period for the BORROWER’s payment obligations under this Agreement shall be five years.

Köln, this 17 December 2009

DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

/signature/	/signature/ ______________________

[By ]	[By ]

Shanghai, this 29 January 2010

SHANGHAI BLESSFORD ALLOY Co., LTD.

/signature/

[By ]	[By ]